EXHIBIT 99.1

ADR LINKED EMPLOYEE STOCK OPTION PLAN-2004

REDIFF.COM INDIA LIMITED

1.             Purpose.  The purpose of this Plan is to promote ownership of American Depository Shares representing equity shares of Rediff.com India Limited by key employees and directors of Rediff.com India Limited and its subsidiaries, thereby reinforcing a mutuality of interest with other shareholders, and to enable Rediff.com India Limited and its subsidiaries to attract, retain and motivate key employees and directors by permitting them to share in its growth.

2.             Definitions.  As used in this Plan,

“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 15 of this Plan, such committee (or subcommittee).

“Company” means Rediff.com India Limited, a company incorporated under the laws of India and includes any successor thereto.

“Director” means a member of the Board of Directors of the Company.

“Fair Market Value” means, as of any given day, the last reported sale price of a Share on NASDAQ on the day preceding the day such determination is being made or, if there was no last reported sale price reported on such day, on the most recently preceding day on which such a last sale price was reported; or if the Shares are not listed or admitted to trading on NASDAQ on the day as of which the determination is being made, the amount determined by the Board to be the fair market value of a Share on such day.

“Income Tax Act” means the Income Tax Act, 1961, as amended, of India.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“Option” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is a permanent employee of the Company or any of its subsidiaries, or a director of the Company or any of its subsidiaries (regardless of whether such director is a whole time director), and in each case to whom the Company may grant Options hereunder in compliance with applicable law (including Indian regulations and guidelines) but excludes (a) any person who is a Promoter or who belongs to the Promoter Group; (b) a director who either directly or indirectly through an immediate relative or a body corporate, holds more than 10% of the Company’s outstanding equity shares or securities convertible into equity shares; and (c) any other person to whom the issue of options hereunder would result in non-compliance with applicable law (including Indian regulations and guidelines).

“Plan” means this 2004 Stock Option Plan of the Company, as amended from time to time.

“Promoter” has the meaning assigned to such term in the Guidelines specified by the Central Government vide notification No. 323/2001/[F.No.142/48/2001-TPL] dated 11-1-2001 in exercise of powers conferred by proviso to sub-clause (iii) of clause (2) of section 17 of the Income Tax Act 1961.

“Promoter Group” has the meaning assigned to such term in the Guidelines specified by the Central Government vide notification No. 323/2001/[F.No.142/48/2001-TPL] dated 11-1-2001 in exercise of powers conferred by proviso to sub-clause (iii) of clause (2) of section 17 of the Income Tax Act 1961.

“SEBI Guidelines” means the Securities and Exchange Board of India (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999, as amended from time to time.

“Shares” means the equity share of the company represented by two (2) American Depositary Receipts (ADRs), par value Rs. 5 per equity share, as adjusted in accordance with Section 5 of this Plan.

3.             Shares Available.

(a)           Subject to adjustment as provided in Section 5 of this Plan, the total number of Shares which may be issued and sold under Options granted pursuant to this Plan (including Options granted pursuant to Section 18 of the Plan) shall not exceed such number of Shares as are equivalent to 5% of the paid-up equity capital of the Company.

(b)           The number of Shares available in Section 3(a) above shall be adjusted to account for Shares relating to Options that expire, are forfeited, are terminated or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of Shares or upon satisfaction of any withholding amount.

(c)           Notwithstanding anything in this Plan to the contrary, but subject to adjustment as provided in Section 5 of this Plan, no individual Participant shall, during any single calendar year, be granted Options under this Plan for Shares equal to more than 1% of the issued capital of the Company unless shareholder approval is obtained in the manner set forth in the SEBI Guidelines.  The issued capital of the company as on Aug 09, 2004  would be considered for calculating the 1% limit. The maximum number of shares of the Company, which may be issued under this Plan, would be 358,000 (i.e., equivalent to 716,000 ADRs.)

4.             Options.  The Board may, from time to time and upon such terms and conditions as the Board may determine, authorize the grant of Options to Participants provided that such grant of Options would not result in non-compliance with applicable law (including Indian regulations and guidelines).  Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements or terms contained in the following provisions:

(a)           Each grant shall specify the number of Shares to which it pertains, which shall be subject to the limitations set forth in Section 3 of this Plan. Each grant shall also specify an option price per Share which shall, unless prohibited by applicable law, be no more than 110% of the Fair Market Value and no less than 50% of the Fair Market Value on the date of grant. The price at which the shares would be offered under the Plan would be the fair market value as on the date of grant or at a concessional price which may be up to 50% of the fair market value of such shares as on the date of grant. The criteria to be applied by the Board in determining the actual number of Shares to be awarded by Options granted to any Participant and the option price per Share shall be based on the grade of the Participant and may include, without limitation, the length of service, contributions, dedication and performance of the Participant and shall take into account applicable tax laws and such other factors as the Board may deem relevant from time to time. The Board may from time to time determine the Participants or class of Participants who would be eligible for Options under the Plan.

(b)           Successive grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised.

(c)           Options granted under this Plan may be (i) options that are intended to qualify under particular provisions of applicable tax laws of any jurisdiction, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. To the extent that any provision of this Plan would prevent an Option intended to qualify under particular provisions of applicable tax laws from qualifying as such, that provision shall not apply to (and shall have no effect whatsoever in respect of) such Option or its subsequent exercise.  Such provision shall, however, remain in effect for other Options and there shall be no further effect on any provision of this Plan.

(d)           Each grant shall specify the period or periods of continuous service by the Participant with the Company or any of its subsidiaries that is necessary before the Options or installments thereof will become exercisable and may provide for earlier exercise of the Option, including, without limitation, in the event of a change in control of the Company or permanent incapacity of the Participant while being employed or associated with the Company.  Each grant shall also specify the events due to which the Options cease to become exercisable, including, without limitation, in the event of resignation or termination of the Participant’s employment or association with the Company.

(e)           Each grant shall specify when the Option will become exercisable subject to the condition that no Option will be exercisable until the date following the first anniversary of the date of grant of the Option.  A Participant may exercise an Option in whole or in part at any time and from time to time after such Option becomes exercisable; provided however that no Option shall be exercisable if the exercise thereof would violate any provision of applicable law, nor shall any Option be exercisable more than 10 years from the date of grant.

(f)            To exercise an Option, a Participant must give written notice acceptable to the Company specifying the number of Shares to be purchased and make payment of the option price and provide any other documentation that may be required by the Company.

(g)           The option price shall be payable in cash or by other consideration acceptable to the Board and permitted under applicable law.

(h)           To the extent not prohibited by applicable law, any grant may provide for deferred payment of the option price from the proceeds of sale through a broker, on a date satisfactory to the Company, of some or all of the Shares to which such exercise relates.

(i)            Except as otherwise determined by the Board, no Option shall be transferable or capable of being pledged, hypothecated, mortgaged or otherwise alienated or disposed of in any manner by the Participant except by will or the laws of descent and distribution.  Except as otherwise determined by the Board, Options shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under applicable law and court supervision.

5.             Adjustments.  The Board may make or provide for such adjustments in the option price and in the number or kind of Options or Shares or other securities covered by outstanding Options as the Board in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that would otherwise result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase stock or (c) other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding Options under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all options so replaced.  The Board may also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 5.

6.             Stock Option Agreement.  The Board may require that any Option grant be evidenced by a Stock Option Agreement.  The form of each Stock Option Agreement shall be prescribed by the Board, and any Stock Option Agreement evidencing an outstanding Option may, with the concurrence of the affected Participant, be amended by the Board, provided that the terms and conditions of each Stock Option Agreement and amendment are not inconsistent with this Plan and that no amendment shall adversely affect the rights of the Participant with respect to any outstanding Option without the Participant’s consent.

7.             Cancellation of Options.  The Board may, with the concurrence of the affected Participant, cancel any Option granted under this Plan.  In the event of any such cancellation, the Board may authorize the granting of new Options (which may or may not cover the same number of Shares that were the subject of any prior Option) in such manner, at such option price and subject to the same terms, conditions and discretion as would have been applicable under this Plan had the cancelled Options not been granted.

8.             Transferability of Shares. Shares issued pursuant to the exercise of Options granted under this Plan shall be transferable to the extent permitted by Form S-8, a registration statement under the U.S. Securities Act of 1933, as amended.

9.             Lock-in Period. There would be no lock in period in respect of the Shares, which may be issued under Options granted pursuant to this plan.

10.           Reissue of Shares forfeited/surrendered:  The Board will have a right to reissue the shares that have been forfeited/surrendered by the employee under the Options granted pursuant to this plan.  The price for which such forfeited/surrendered shares may be issued, will be at the sole discretion of the Board.

11.           Withholding.  If the Company is required to withhold any amount for tax purposes with respect to Options issued under this Plan, the Participant shall, no later than the date as of which an amount first becomes includible in the gross income of the Participant for applicable income tax purposes, pay to the Company or make arrangements satisfactory to the Board regarding the payment of such taxes.  If so determined by the Board and if not prohibited by applicable law, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the award that gives rise to the withholding requirement.  The obligations of the Company under this Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

12.           Governing Law.  The Plan and all Options granted and actions taken thereunder shall be governed by and construed in accordance with the laws of India without giving effect to the conflicts of law rules thereof.

13.           Fractional Shares.  The Company shall not be required to issue any fractional Shares pursuant to this Plan.  The Board may provide for the elimination of fractions or for the settlement of fractions for cash.

14.           Multiple Jurisdictions.  In order to facilitate the making of any grant under this Plan, the Board may provide for such special terms for Options to Participants who are employed by the Company or any of its subsidiaries in any particular jurisdiction other than India, or who are nationals of any particular jurisdiction other than India, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  In addition, the Board may approve such supplements to or restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Company Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.  No such special terms, supplements or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

15.           Administration.  The Board shall delegate responsibility and authority for the operation and administration of this Plan, including without limitation the authority to grant Options and to determine the terms and conditions of such grant, to a committee of not less than three Directors appointed by the Board, a majority of which shall be independent directors.  To the extent of such delegation, references in this Plan to the Board shall also refer to the committee.  A majority of the members of the committee shall constitute a quorum, and any action taken by a majority of the members of the committee who are present at any meeting of the committee at which a quorum is present, or any actions of the committee that are unanimously approved by the members of the committee in writing, shall be the acts of the committee

The committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable to administer the Plan and to interpret the provisions of the Plan and any Option granted under the Plan.  The committee’s policies and procedures may differ with respect to Options granted on different terms or to different Participants.

16..          Effective Date and Shareholder Approval.  This Plan shall be effective immediately upon its adoption by the Board; provided, however, that the effectiveness of this Plan is conditioned on its approval by the shareholders of the Company at a meeting duly held in accordance with SEBI Guidelines within 12 months after the date this Plan is adopted by the Board.  All awards under this Plan shall be null and void if the Plan is not approved by the shareholders within such 12-month period.

17.           Term.  No Option shall be granted pursuant to this Plan on or after the tenth anniversary of the earlier of the date of shareholder approval or the date of adoption of this Plan by the Board, but awards granted prior to such tenth anniversary may extend beyond that.

18.           Awards in Substitution for Awards Granted by Other Companies.  To the extent not otherwise provided in the Plan, Options may be granted under this Plan in substitution for awards held by employees of a company who become employees of the Company or of any of its subsidiaries as a result of the acquisition, merger or consolidation of the employer company by or with the Company or by or with a subsidiary of the Company.  The terms, provisions and benefits of the substitute awards so granted may vary from those set forth in or authorized by this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions and benefits of awards in substitution for which they are granted or to the terms and provisions of the agreements entered into by the Company or its subsidiary at the time of or in connection with the acquisition, merger or consolidation of the employer company by or with the Company or by or with its subsidiary.

19.           Not a Term of Employment.  This Plan shall not be construed as conferring upon the Participant any right with respect to employment (including, without limitation, continuation of employment) by the Company nor shall it interfere in any way with the Company’s right to terminate the employment at any time, with or without cause. The terms of employment of an employee shall not be affected by the execution of this plan.  The Options granted under this Plan shall not form a part of the terms of employment of an employee or entitle him/her to take into account the Options granted under the Plan in calculating any compensation or damages on the termination of his/her employment for any reason.

20.           Terms and Conditions.  There would be no variation or amendment in the terms and condition of this Plan after it comes into effect.